UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECUTITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number__________________

__PrimeLink Systems, LLC_____________________________________________________________________________________________________
(Exact Name of registrant as specified in its charter)

__19720 Jetton Road, First Floor, Cornelius, NC 28031__________________________________________________________________________________
(Address including zip code and telephone number, including area code, of registrant principal executive offices)

__________________________________________________________________________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)                                                                □X
Rule 12g-4(a)(2)                                           □
Rule 12h-3(b)(1)(i)                                         □
Rule 12h-3 (b)(1)(ii)                                        □
Rule 15d-6                                                 □

Approximate number of holders of record as of the certifications or notice date: __292__

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 15, 2008                                                      By: /s/ Shiva Prakash, President & CEO

Instructions: This Form required by Rules 12g-4, 12h-3 and 15-d6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registration shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.